Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 29, 2004, relating to the financial statements and financial statement schedule of Nanometrics Incorporated for the years ended January 3, 2004 and December 28, 2002, appearing on the Annual Report on Form 10-K of Nanometrics Incorporated for the year ended January 1, 2005. We also consent to the reference to us under the heading “Experts” in this joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

March 25, 2005